Report of Independent Registered Public Accounting Firm

The Board of Directors
and Shareholders of
The Taiwan Fund, Inc.
In planning and performing our audit of the financial statements of The Taiwan Fund, Inc., for the year ended August 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of The Taiwan Fund Inc. is responsible for establishing and maintaining internal control.In fulfilling this responsibility estimates and judgments by management are required to assess the expected benefits and related costs of controls.Generally controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America.Those controls include the safeguarding of assets against unauthorized acquisition use or disposition. Because of inherent limitations in internal control error or fraud may occur and not be detected.Also projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight
Board (United States).A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.However we noted the following matters involving control procedures and their operation that we consider to be a material weaknesses as defined above.This condition, which is discussed in the following paragraph, caused us to reevaluate the nature, timing, and extent of procedures performed in our audit of the financial statements of The Taiwan Fund, Inc. for the year ended
August 31, 2004, and this report does not affect our report thereon dated October 27, 2004.
During the audit of The Taiwan Fund, Inc., its auditors and administrator became aware of errors in the calculation of The Taiwan Fund, Inc.s management fee performance adjustments dating back to the period when the Fund first began recording management fee performance adjustments.
The incorrect performance adjustments were calculated based on average net assets of The Taiwan Fund, Inc. over a period different than the period over which average net assets of The Taiwan Fund, Inc. should have been calculated as that stipulated in the management contract and resulted in net overpayments to The Taiwan Fund, Inc.s investment adviser over the periods involved. The system of internal control did not function as designed due to the failure of the administrator, investment advisor and management, including their predecessors, to perform a critical review of the methodology of the calculations and compare it to that required in the management contract, rather than following the prior years calculation. The errors resulted in a restatement of the prior periods financial statements and financial highlights presented in the current years annual report as well as the recording of a receivable, from the The Taiwan Fund Inc.s investment advisor in the current years financial statements. Management has represented that they believe the system of internal control is appropriately designed and it is their intention to institute additional procedures to ensure that the internal control system operates as designed. Managements proposed corrective actions are included in the attached Exhibit I - Response required by Form N-SAR sub-item 77B.
This report is intended solely for the information and use of management and the Board of Directors of The Taiwan Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
KPMG LLP
October 29, 2004